EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

Evansville, IN (August 14, 2006) Escalade, Incorporated (NASDAQ: ESCA) announced today that Daniel A. Messmer has been appointed by the Board of Directors to serve as President and Chief Executive Officer of Escalade, Incorporated ("Company") effective immediately. Mr. Messmer will replace Mr. Robert E. Griffin who has served as the interim Chief Executive Officer effective since April 19, 2006. Mr. Griffin will continue to serve as Chairman of the Board of Directors.

In making this announcement, Mr. Griffin stated that, "The Board of Directors unanimously approved the appointment of Mr. Messmer because of his in-depth knowledge and understanding of the Company's business and culture. His success in growing the Sporting Goods business and recent experience in the Office Products business makes him the ideal candidate."

Mr. Messmer has served as the Chief Operating Officer of Escalade, Inc. since April 19, 2006. He joined Escalade Sports in 1976 and served as its President from 1996 until April 2005. As President, Mr. Messmer was instrumental in growing the Sporting Goods business from $53 million in 1996 to $142 million in 2004. Since April 2005, Mr. Messmer has served as President of Martin Yale, where he has been guiding Martin Yale through its recent restructuring and its improved profitability. Mr. Messmer will continue to serve as President of Martin Yale in addition to his increased duties as Escalade's President and Chief Executive Officer.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 812/467-1334 or Dan A. Messmer, President and Chief Executive Officer at 812/467-4449.

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, risks relating to changes to our management team, the continuation and development of key customer and supplier relationships, integration of acquired businesses and other risks identified under the caption "Risk Factors" in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Copies of these filings are available from the Company and on the SEC's website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Escalade undertakes no obligation to update or revise any forward-looking statements after the date hereof.

                                       3